     As filed with the Securities and Exchange Commission on April 8, 1999

                                                    Registration No. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ---------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                                ---------------
                                 PROLOGIS TRUST
             (Exact name of registrant as specified in its charter)
                                ---------------
         Maryland                    6719                    74-6056896
     (State or other          (Primary Standard           (I.R.S. Employer
       jurisdiction               Industrial            Identification No.)
   of incorporation or       Classification Code
      organization)                Number)
                             14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                                   Secretary
                                 ProLogis Trust
                             14100 East 35th Place
                             Aurora, Colorado 80011
                                 (303) 375-9292
 (Name, address, including zip code, and telephone number, including area code, of agent for service):
                                   Copies to:
                                Michael T. Blair
                              Mayer, Brown & Platt
                            190 South LaSalle Street
                            Chicago, Illinois 60603
                                 (312) 782-0600

                                ---------------
   Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement becomes effective.

   If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [X]

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                                ---------------
                        CALCULATION OF REGISTRATION FEE
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--------------------------------------------------------------------------------

                                            Proposed       Maximum
 Title of Each Class of      Proposed       Maximum       Aggregate      Amount of
     Security to be        Amount to be  Offering Price    Offering     Registration
       Registered           Registered    Per Share(1)     Price(1)         Fee
------------------------------------------------------------------------------------
Common Shares of
 Beneficial Interest,
 par value $0.01 per
 share.................   675,298 shares     $19.50      $13,168,311     $3,660.79
------------------------------------------------------------------------------------
Preferred Share Purchase
 Rights................      675,298          N/A            N/A            N/A

--------------------------------------------------------------------------------
Pursuant to Rule 429 under the Securities Act of 1933, the Prospectus constituting a part of this Registration Statement also relates to 1,324,702 of the Registrant's securities registered on Registration Statement No. 33-91366.
--------------------------------------------------------------------------------
(1) Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(c), based on the average of the high and low sales prices on April 5, 1999.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
                                ---------------
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

                                 PROLOGIS TRUST

               1999 DIVIDEND REINVESTMENT AND SHARE PURCHASE PLAN

   ProLogis Trust has established the 1999 Dividend Reinvestment and Share Purchase Plan. The plan amends the existing ProLogis dividend reinvestment and share purchase plan and is designed to provide participants with a convenient and economical method to purchase ProLogis common shares of beneficial interest and to reinvest all or a portion of their cash distributions in additional ProLogis common shares. The plan also allows persons who are not already shareholders of ProLogis to purchase ProLogis common shares under the plan. The plan will be administered by an agent, BankBoston, N.A., or any successor bank or trust company as may from time to time be designated by ProLogis. The administrative support to the agent may be performed by EquiServe, L.P., a registered transfer agent.

   The agent will buy, at ProLogis' option, newly issued common shares directly from ProLogis or common shares in the open market or in negotiated transactions with third parties. ProLogis common shares purchased directly from ProLogis under the plan will be priced at a 2% discount from market prices at the time of the investment, determined in accordance with the plan. See "Description of the plan, Question 17."


    These securities have not been approved or disapproved by the Securities and Exchange Commission or any state securities commission nor has the Securities and Exchange Commission or any State Securities Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.





                  The date of this Prospectus is April 8, 1999

                                 PROLOGIS TRUST

ProLogis

   ProLogis is a real estate investment trust organized under Maryland law and has elected to be taxed as a real estate investment trust under the Internal Revenue Code of 1986, as amended. Effective March 30, 1999, Meridian Industrial Trust, Inc., a Maryland corporation, merged with and into ProLogis. ProLogis deploys capital in markets that ProLogis believes have excellent long-term growth prospects and in markets where ProLogis believes it can achieve a strong position through the acquisition and development of flexible facilities designed for both warehousing and light manufacturing uses. ProLogis is an international company focused exclusively on meeting the distribution space needs of international, national, regional and local industrial real estate users through the ProLogis Operating System(TM) and believes it has distinguished itself from its competition by being the only entity that combines all of the following:

      (1) An international operating platform dedicated to providing distribution facilities to a targeted customer base of the 1,000 largest users of distribution facilities worldwide, 419 of which are currently ProLogis customers;

      (2) An organizational structure and service delivery system built around the customer--ProLogis believes its service approach is unique to the real estate industry as it combines international scope and expertise with strong local presence in each of its target markets; and

      (3) A disciplined investment strategy based on proprietary research that identifies high growth markets with sustainable demand for ProLogis' distribution facilities.

   After completion of the merger, ProLogis' real estate assets, including assets held by unconsolidated subsidiaries and joint ventures, consisted of approximately 142.0 million square feet of operating distribution facilities and approximately 16.4 million square feet of refrigerated distribution facilities. In addition, ProLogis had 10.8 million square feet of distribution facilities under development at a total expected investment of $473.1 million. ProLogis has facilities in 94 North American and European Markets. Also, ProLogis owned or controlled approximately 5,100 acres of land for future development of approximately 87.9 million square feet of distribution facilities.

   ProLogis' objective is to increase shareholder value by achieving long-term sustainable growth in cash flow. To accomplish this objective ProLogis has developed a business strategy that combines an operational plan, an investment plan and a financing plan to achieve its overall objective.

   ProLogis was originally formed in June 1991 to take advantage of two strategic opportunities identified as a result of extensive market research:

  . the opportunity to build a distribution and light manufacturing asset base at costs significantly below replacement cost and a land inventory at attractive prices; and

  . the opportunity to create, for the first time, a national operating company which would differentiate itself from its competition through its ability to meet a corporate customer's distribution facility requirements on a national, regional and local basis.

   In 1997, ProLogis began expanding its operations into Mexico and Europe to meet the needs of its targeted national and international customers as they expanded and reconfigured their distribution facility requirements globally. Consistent with ProLogis' objective of expanding its services platform for its targeted customer base, in 1997 and 1998 ProLogis further expanded to serve the refrigerated logistics needs of its customers by acquiring an international refrigerated distribution network. Today, ProLogis' business is organized into the following segments:

  . acquisition and development of industrial distribution facilities for long-term ownership and leasing in the United States, Europe, a portion of which is owned through an unconsolidated subsidiary, and Mexico;

  . operation of refrigerated distribution facilities through unconsolidated subsidiaries, one operating in the United States and Canada and one operating in nine countries in Europe; and

  . development of distribution facilities for future sale or on a fee basis in the United States and Mexico and in the United Kingdom through an unconsolidated subsidiary.

   This global network of distribution facilities has ProLogis well positioned to become the global leader in this rapidly consolidating industry.

                            DESCRIPTION OF THE PLAN

   The following questions and answers describe the plan.

Purposes and advantages

   1. What are the purposes of the plan?

   The purposes of the plan are to provide participants with a simple and convenient method of investing in common shares without payment of any brokerage commissions, service charges or other expenses. In addition, common shares purchased directly from ProLogis under the plan may be purchased at a 2% discount from market prices at the time of the investment, as described in Question 17.

   2. How may shareholders purchase common shares under the plan?

   Shareholders may purchase common shares in the following ways:

     (1) have cash distributions received on all or a portion of the common shares registered in their name, automatically reinvested in additional common shares, up to the distribution limit of a maximum quarterly amount of 300,000 common shares, which may be changed at any time in ProLogis' sole discretion, unless ProLogis approves reinvestment on a greater number of common shares, as described in Question 9;

     (2) continue to receive cash distributions on common shares registered in their name and purchase common shares by making optional cash payments of not less than the minimum amount, which initially is $200 plus any initial enrollment fee if applicable, nor more than the maximum amount, which initially is $5,000, in any calendar month, except in cases covered by a request for waiver, as described in Question 13, which minimum amount and maximum amount may be changed at any time in ProLogis' sole discretion; or

     (3) invest both cash distributions and optional cash payments.

Beneficial owners of common shares registered in the name of a broker, bank or other nominee or trustee may participate in the distribution reinvestment portion of the plan either by having their common shares transferred into their own names or by making appropriate arrangements with their record holder to participate on their behalf.

   3. How may persons who are not already shareholders purchase common shares under the plan?

   Persons who are not already shareholders may purchase common shares under the plan by making optional cash payments of not less than the minimum amount, which initially is $200 plus any initial enrollment fee if applicable, nor more than the maximum amount, which initially is $5,000, in any calendar month, except in cases covered by a request for waiver, as described in Question 13, which minimum amount and maximum amount may be changed at any time in ProLogis' sole discretion.

   4. What are the advantages and disadvantages of participation in the plan?

   Participants in the plan receive full investment of their distributions and optional cash payments because they are not required to pay brokerage commissions or other expenses in connection with the purchase of common shares under the plan, except with respect to optional cash payments if the common shares are purchased in the open market, and because the plan permits fractional common shares as well as whole common shares to be purchased. Also, common shares purchased directly from ProLogis under the plan may be purchased at a 2% discount from market prices at the time of the investment, as described in Question 17. In addition, distributions on all whole and fractional common shares purchased under the plan are automatically reinvested in additional common shares, subject to the distribution limit. Participants also avoid the necessity for safe-keeping certificates representing the common shares purchased pursuant to the plan and have increased protection against loss, theft or destruction of those certificates. Furthermore, certificates for underlying common shares may be deposited for safe-keeping as described in Question 24. A regular statement for each account provides the participant with a record of each transaction.

   The plan has some disadvantages as compared to purchases of common shares through brokers or otherwise. No interest will be paid by ProLogis or the agent on distributions held pending reinvestment or on any optional cash payments. The agent, not the participant, determines the timing of investments, as described in Question 16. Accordingly, the purchase price for the common shares may vary from that which would otherwise have been obtained by directing a purchase through a broker or in a negotiated transaction, and the actual number of shares acquired by the participant will not be known until after the common shares are purchased by the agent, as described in Question 18. Optional cash payments of less than the minimum amount may be returned to the participant, and the portion of any optional cash payment which exceeds the maximum amount may be returned to the participant if the participant did not obtain ProLogis' prior approval pursuant to a request for waiver or if the threshold price is not met, as described in Question 13. Any discount from market prices at the time of the investment on common shares purchased under the plan, as described in Question 17, may create additional taxable income to the participant, and commissions paid by ProLogis in connection with the reinvestment of distributions if the common shares are purchased in the open market will be taxable income to the participant, as described under "Federal income tax considerations relating to the plan."

Eligibility and participation

   5. Who is eligible to become a participant?

   Any person who has reached the age of majority in his or her state of residence is eligible to participate in the plan through optional cash payments. In addition, any shareholder who has reached the age of majority may elect to participate in the distribution reinvestment portion of the plan. If a beneficial owner has common shares registered in a name other than his or her own, such as that of a broker, bank or other nominee or trustee, the beneficial owner may be able to arrange for that entity to handle the reinvestment of distributions. Shareholders should consult directly with the entity holding their common shares to determine if they can enroll in the plan. If not, the shareholder should request his or her broker, bank or other nominee or trustee to transfer some or all of the common shares into the beneficial owner's own name in order to participate directly. Participation in the plan is subject to the payment of an initial enrollment fee and a termination fee.

   Shareholders who are citizens or residents of a country other than the United States, its territories and possessions should make certain that their participation does not violate local laws governing such things as taxes, currency and exchange controls, share registration, foreign investments and related matters.

   6. How does an eligible person become a participant?

   An eligible person may elect to become a participant in the plan at any time, subject to ProLogis' right to modify, suspend, terminate or refuse participation in the plan. To become a participant, complete an authorization form and mail it to the agent in care of BankBoston, N.A., c/o EquiServe, L.P., P.O. Box xxxx, Boston, Massachusetts 02266-8040. Authorization forms may be requested by calling, toll free, 1-800-xxx-xxxx.

   Shareholders who participated in the 1995 Dividend Reinvestment Plan, as well as, the former holders of common stock of Meridian Industrial Trust, Inc. who participated in the Meridian 1996 Dividend Reinvestment Plan, are automatically enrolled in the plan and need take no action to participate in the plan.

   7. What does the authorization form provide?

   The authorization form authorizes the agent to apply any optional cash payments made by the participant and/or distributions received on common shares registered in the participant's name, less any initial enrollment fee, to the purchase of common shares for the participant's account under the plan. The authorization form offers the following investment options:

  . Full distribution reinvestment. To reinvest automatically all cash distributions received on all common shares registered in the participant's name, subject to the distribution limit.

  . Partial distribution reinvestment. To receive cash distributions on a specified number of common shares registered in the participant's name and to automatically reinvest distributions on any remaining common shares subject to the distribution limit.

  . Optional cash payments. To make optional cash payments of not less than the minimum amount which initially is $200 in any calendar month, nor more than the maximum amount, which initially is $5,000 in any calendar month, to purchase common shares.

   In addition, the authorization form provides participants with the option of depositing certificates for common shares with the agent for safe-keeping, as described in Question 24. Finally, the authorization form provides that a participant may make optional cash payments by automatic debit from the participant's bank account.

   A participant may change his or her election by completing and signing a new authorization form and returning it to the agent. Any election or change of election concerning the reinvestment of distributions must be received by the agent at least one trading day prior to the record date for the distribution payment in order for the election or change to become effective with that distribution. A trading day means a day on which the New York Stock Exchange is open for business. If a participant signs and returns an authorization form without checking a desired option, or checks a partial distribution reinvestment option without specifying a number of shares, the participant will be deemed to have selected the full distribution reinvestment option, subject to the distribution limit.

   Regardless of which method of participation is selected, all cash distributions paid on whole or fractional common shares purchased pursuant to the plan will be reinvested automatically, subject to the distribution limit.

Reinvestment of distributions

   8. When will distributions be reinvested?

   If a properly completed authorization form specifying "full distribution reinvestment" or "partial distribution reinvestment" is received by the agent at least one trading day prior to the record date established for a particular distribution payment, reinvestment of distributions will begin with that distribution payment. If the authorization form is received after one trading day prior to the record date established for a particular distribution payment, that distribution will be paid in cash and reinvestment of distributions will not begin until the next succeeding distribution payment. A distribution record date normally precedes the payment of distributions by approximately two weeks. A schedule of the anticipated record dates for the 1999 and 2000 distribution payments is set forth on Appendix A, subject to change at ProLogis' discretion. For future periods, ProLogis will provide participants a schedule of the relevant record dates.

   9. What limitations apply to reinvestment of distributions?

   Reinvestment of distributions is subject to a maximum quarterly distribution limit of the number of common shares on which dividends may be reinvested initially 300,000 common shares, which may be changed at any time in ProLogis' sole discretion. For purposes of this limitation, all plan accounts under common control or management of a participant will be aggregated. In addition, participants may not acquire more than 9.8% of the outstanding common shares and preferred shares of beneficial interest of ProLogis, as described in Question 39. Reinvestment of distributions in excess of the distribution limit may be made by a participant only with ProLogis' prior approval. This approval must be obtained each quarter prior to the relevant record date. Participants interested in investing distributions in excess of the distribution limit should contact ProLogis' Share Purchase Plan Representative at (303) 576-2622.

Optional cash payments

   10. Who is eligible to make optional cash payments?

   Any person who has submitted a signed authorization form is eligible to make optional cash payments, whether or not the person is already a shareholder, subject to ProLogis' right to modify, suspend, terminate or refuse participation in the plan. Shareholders may make optional cash payments whether or not they have also elected to reinvest distributions received on common shares registered in their name.

   11. How does the optional cash payment option work?

   Each participant may purchase additional common shares by sending optional cash payments to the agent at any time and the amount of each cash payment may vary. Participants have no obligation to make any cash payments. Participants may make an optional cash payment by sending to the agent

     (1) a check or money order made payable to BankBoston, N.A. or an authorization to debit the participant's bank account or, if the optional cash payment is being made pursuant to a request for waiver which has been granted by ProLogis, a wire transfer to the account of the agent, as specified in the request for waiver, and

     (2) if the participant is enrolling, a completed authorization form or, if the participant is already enrolled, an optional cash payment form, which will be attached to each statement of account sent to the participant.

   The agent will apply any optional cash payments received from a participant before the close of business on optional cash payment due date, which is the trading day prior to the beginning of the relevant investment period, to the purchase of common shares for the account of the participant, as described in Question 12.

   Optional cash payments must be in United States dollars. Do not send cash. All checks for optional cash payments in excess of the maximum amount pursuant to a request for waiver which has been granted by ProLogis will not be invested until the funds have been collected. In the event that any deposit is returned unpaid for any reason, the agent will consider the request for investment of such money null and void and shall immediately remove from the participant's account, shares if any, purchased upon the prior credit of such money. The agent shall thereupon be entitled to sell these shares to satisfy any uncollected amounts. If the net proceeds of the sale of such shares are insufficient to satisfy the balance of such uncollected amounts, the agent shall be entitled to sell such additional shares from the participant's account to satisfy the uncollected balance. A $25.00 fee will be charged for any deposit returned unpaid. Checks should be made payable to BankBoston, N. A. and should be made out in United States funds drawn on a United States bank. Checks not drawn on a United States bank are subject to collection fees and will not be invested until the funds have been collected.

   12. When will optional cash payments received by the agent be invested?

   Common shares to be purchased by the agent directly from ProLogis pursuant to optional cash payments will be purchased on an investment date. The investment period is the last ten consecutive trading days of each calendar month, where, in the case of optional cash payments not exceeding the maximum amount, the last trading day of the investment period is the investment date and where, in the case of optional cash payments exceeding the maximum amount pursuant to a request for waiver which has been granted by ProLogis, each trading day of the investment period is an investment date. A schedule of the anticipated investment period dates for 1999 and 2000 is set forth on Appendix A, subject to change at ProLogis' discretion. For future periods, ProLogis will provide participants a schedule of the relevant dates. Accordingly, for optional cash payments not exceeding the maximum amount, the entire investment will be made on the investment date which is the last trading day of the investment period. For optional cash payments exceeding the maximum amount pursuant to a request for waiver which has been granted by ProLogis, 1/10 of the investment will be made on each investment date of the investment period.

   Common shares to be purchased by the agent on the open market or in negotiated transactions with third parties pursuant to optional cash payments will begin on the last investment date of the relevant investment period and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations.

No interest will be paid on funds held by the agent pending investment.

   13. What limitations apply to optional cash payments?

   Each optional cash payment is subject to a minimum purchase limit of the minimum amount which initially is $200 in any calendar month and a maximum purchase limit of the maximum amount which initially is $5,000 in any calendar month both of which may be changed at any time in ProLogis' sole discretion. For purposes of these limitations, all plan accounts under the common control or management of a participant will be aggregated. Optional cash payments of less than the minimum amount and the portion of any optional cash payment which exceeds the maximum amount, unless that limit has been waived by ProLogis pursuant to a request for waiver, may be returned to the participant without interest. Participants may make optional cash payments of up to the maximum amount each calendar month without the prior approval of ProLogis, subject to ProLogis' right to modify, suspend, terminate or refuse participation in the plan in its sole discretion.

   Optional cash payments in excess of the maximum amount may be made by a participant only upon acceptance by ProLogis of a written request for waiver by that participant. No pre-established maximum limit applies to optional cash payments which may be made pursuant to a request for waiver; however, participants may not acquire more than 9.8% of the outstanding common shares and preferred shares of beneficial interest of ProLogis, as described in Question 39. Acceptance of a request for waiver with respect to the amount of the optional cash payment must be obtained each calendar month before the beginning of the relevant investment period. Participants interested in making optional cash payments in excess of the maximum amount can obtain a request for waiver by contacting ProLogis' Share Purchase Plan Representative at (303) 576-2622, and completed requests for waivers should be mailed or faxed to: ProLogis Trust, 14100 East 35th Place, Aurora, Colorado 80011, Fax: (303) 576-2600,
Attention: Share Purchase Plan Representative.

   A request for waiver will be considered on the basis of a variety of factors, which may include: ProLogis' current and projected capital requirements, alternatives available to ProLogis to meet those requirements, prevailing market prices for the common shares and other securities of ProLogis, general economic and market conditions, expected aberrations in the price or trading volume of ProLogis' securities, the number of shares held by the participant submitting the request for waiver, the aggregate amount of optional cash payments for which requests for waiver have been submitted and the administrative constraints associated with granting requests for waiver. In addition to the considerations described above for evaluation of requests for waiver, any request may be denied if ProLogis believes the investor is making excessive optional cash payments through multiple shareholder accounts, is engaging in arbitrage activities such as "flipping" or is otherwise engaging in activities under the plan in a manner which is not in the best interest of ProLogis or which may cause the participant to be treated as an underwriter under the federal securities laws. Persons who acquire common shares through the plan and resell them shortly after acquiring them, including coverage of short positions, under some circumstances, may be participating in a distribution of securities which would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. ProLogis will not extend to any such person any rights or privileges other than those to which it would be entitled as a participant in the plan, nor will ProLogis enter into any agreement with any such person regarding that person's purchase of those shares or any resale or distribution thereof. If requests for waiver are submitted for any calendar month for an aggregate amount in excess of the amount ProLogis is willing to accept, ProLogis may honor those requests in order of receipt, pro rata or by any other method which ProLogis determines to be appropriate. Grants of requests for waivers will be made in ProLogis' sole discretion and may be revoked by ProLogis in its sole discretion at any time until the close of business on the trading day prior to the beginning of the relevant investment period.

   Unless it waives its right to do so, ProLogis may establish from time to time a minimum price, or the threshold price, which applies only to the investment of optional cash payments in excess of the maximum amount made pursuant to a request for waiver. The threshold price will be a stated dollar amount that the average of the high and low sale prices of the common shares on the New York Stock Exchange for each trading day of the investment period must equal or exceed. If no sales occur on any trading day of an investment period, the average of the high and low sale prices of the common shares on that trading day will be assumed to be less than the threshold price. ProLogis reserves the right to change the threshold price at any time until the close of business on the third trading day prior to the beginning of the investment period, as set forth on Appendix A. The threshold price will be determined in ProLogis' sole discretion after a review of current market conditions and other relevant factors.

   If the threshold price is not satisfied for a trading day in the investment period, then no investment will occur on that investment date. For each trading day on which the threshold price is not satisfied, 1/10 of each optional cash payment made by a participant pursuant to a request for waiver will be returned to that participant, without interest, as soon as practicable after the end of the relevant investment period. For example, if the threshold price is not satisfied for two of the ten trading days in an investment period, 2/10 of each participant's optional cash payment made pursuant to a request for waiver will be returned to that participant by check, or by wire transfer, if payment was received by wire transfer, without interest, as soon as practicable after the end of the relevant investment period. The agent expects to send payments within five to ten trading days after the end of the relevant investment period. This return procedure will apply only when shares are purchased by the agent directly from ProLogis. Only optional cash payments in excess of the maximum amount are affected by the return procedure and the threshold price provision described above. All other optional cash payments will be made without regard to the threshold price provision. For any investment period, ProLogis may waive its right to set a threshold price for optional cash payments in excess of the maximum amount. Setting a threshold price for an investment period will not affect the setting of a threshold price for any subsequent investment period. Participants may obtain the threshold price applicable to the next investment period by telephoning ProLogis' Share Purchase Plan Representative at (303) 576-2622.

   14. May optional cash payments be returned to a participant?

   Optional cash payments received by the agent will be returned to a participant upon written request received by the agent before the close of business on the trading day prior to the beginning of the investment period. Optional cash payments of less than the minimum amount, which initially is $200 in any calendar month, may be returned by check, without interest, as soon as practicable after the end of the relevant investment period. Additionally, the portion of each optional cash payment which exceeds the maximum amount, which initially is $5,000 in any calendar month, may be returned by check, or by wire transfer, if payment was received by wire transfer, without interest, as soon as practicable after the end of the relevant investment period if a request for waiver is not granted or is revoked or if the relevant threshold price is not met, as described in Question 13. Each optional cash payment may be returned to the participant in circumstances as described in Question 13.

Purchases

   15. What is the source of common shares purchased under the plan?

   Purchases of common shares by the agent for the plan may be made, at ProLogis' option, either directly from ProLogis out of its authorized but unissued common shares or in the open market or in negotiated transactions with third parties. Initially, ProLogis anticipates that the common shares will be purchased by the agent for the plan directly from ProLogis, but this may change from time to time at ProLogis' election.

   16. When will common shares be purchased for a participant's account?

   Purchases of common shares directly from ProLogis will be made on the relevant distribution payment date or on the relevant investment date or dates. Purchases in the open market will begin on the relevant distribution payment date or on the last investment date of the relevant investment period and will be completed no later than 30 days after that date, except where completion at a later date is necessary or advisable under any applicable securities laws or regulations. The exact timing of open market purchases, including determining the number of common shares, if any, to be purchased on any day or at any time on that day, the prices paid for those common shares, the markets on which the purchases are made and the persons, including brokers and dealers, from or through which the purchases are made, will be determined by the agent or the broker selected by it for that purpose. Neither ProLogis nor the agent will be liable when conditions, including compliance with the rules and regulations of the Securities and Exchange Commission, prevent the purchase of common shares or interfere with the timing of the purchases. The agent may purchase common shares in advance of a distribution payment date or investment date for settlement on or after that date.

   Notwithstanding the above, funds will be returned to participants if not used to purchase common shares within 35 days of receipt of optional cash payments or within 30 days of the distribution payment date for distribution reinvestments.

   In making purchases for a participant's account, the agent may commingle the participant's funds with those of other participants in the plan.

   17. What is the purchase price of common shares purchased by participants under the plan?

   When common shares are purchased directly from ProLogis, there are three types of discounts which may be available to participants. First, common shares purchased directly from ProLogis under the plan in connection with the reinvestment of distributions may be purchased at a 2% distribution reinvestment discount from the average of the high and low sale prices of the common shares on the New York Stock Exchange on the distribution payment date, as set forth on Appendix A.

   Second, common shares purchased directly from ProLogis under the plan in connection with optional cash payments of not more than the maximum amount, which initially is $5,000 in any calendar month, may be purchased at an optional 2% cash payment discount from the average of the high and low sale prices of the common shares on the New York Stock Exchange on the relevant investment date.

   Third, ProLogis may establish a 2% waiver discount from the average of the daily high and low sale prices of the common shares on the New York Stock Exchange for each of the ten investment dates of the relevant investment period, regarding common shares purchased directly from ProLogis in connection with optional cash payments exceeding the maximum amount and approved by ProLogis pursuant to a request for waiver, as described in Question 13.

   ProLogis may change its determination that common shares will be purchased by the agent directly from ProLogis and instead determine that common shares will be purchased by the agent in the open market or in negotiated transactions, without prior notice to participants. The price of common shares purchased in the open market or in negotiated transactions with third parties with either reinvested cash distributions or optional cash payments will be the weighted-average cost, for all common shares purchased under the plan in connection with the relevant distribution payment date or investment period.

   18. How many common shares will be purchased for a participant?

   The number of common shares to be purchased for a participant's account as of any distribution payment date or investment date will be equal to the total dollar amount to be invested for the participant, less any initial enrollment fees if applicable, divided by the applicable purchase price computed to the fourth decimal place. For a participant who has elected to reinvest distributions received on common shares registered in his or her name, the total dollar amount to be invested as of any distribution payment date will be the sum, subject to the distribution limit, of all or the specified portion of the cash distributions received on common shares registered in the participant's own name and all cash distributions received on common shares previously purchased by the participant under the plan, other than common shares purchased pursuant to requests for waiver, unless the participant has elected to reinvest distributions received on those common shares.

   The amount to be invested for a participant with reinvested cash distributions will also be reduced by any amount ProLogis is required to deduct for federal tax withholding purposes.

Plan administration

   19. Who administers the plan?

   BankBoston, as agent for the participants, administers the plan, keeps records, sends statements of account to participants and performs other duties relating to the plan. All costs of administering the plan are paid by ProLogis, except as provided in this prospectus.

   The following address may be used to obtain information about the plan:
BankBoston, N.A., c/o EquiServe, L.P., P.O. Box xxxx, Boston, Massachusetts 02266-8040 or call, toll free, 1-800-xxx-xxxx.

   20. What reports are sent to participants in the plan?

   After an investment is made for a participant's plan account, whether by reinvestment of distributions or by optional cash payment, the participant will be sent a statement which will provide a record of the costs of the common shares purchased for that account, the purchase date, the number of common shares purchased and the number of common shares in that account. These statements should be retained for income tax purposes. In addition, each participant will be sent information sent to every holder of common shares, including ProLogis' annual report, notice of annual meeting and proxy statement and income tax information for reporting distributions received.

   All reports and notices from the agent to a participant will be addressed to the participant's last known address. Participants should notify the agent promptly in writing of any change of address.

   21. What is the responsibility of ProLogis and the agent under the plan?

   ProLogis and the agent, in administering the plan, are not liable for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability

     (1) with respect to the prices and times at which common shares are purchased or sold for a participant,

     (2) with respect to any fluctuation in market value before or after any purchase or sale of common shares, or

     (3) arising out of any failure to terminate a participant's account upon that participant's death prior to receipt by the agent of notice in writing of the death.

   Neither ProLogis nor the agent can provide any assurance of a profit, or protect a participant from a loss, on common shares purchased under the plan. These limitations of liability do not affect any liabilities arising under the federal securities laws, including the Securities Act of 1933.

   The agent may resign as administrator of the plan at any time, in which case ProLogis will appoint a successor administrator. In addition, ProLogis may replace the agent with a successor administrator at any time.

Common share certificates

   22. Are certificates issued to participants for common shares purchased under the plan?

   A certificate for any number of whole common shares purchased by a participant under the plan or deposited with the agent for safe-keeping will be issued to the participant upon written request by the participant to the agent. These requests will be handled by the agent, normally within two weeks, at no charge to the participant. Any remaining whole common shares and any fractional common shares will continue to be held in the participant's plan account. Certificates for fractional common shares will not be issued under any circumstances.

   23. What is the effect on a participant's plan account if a participant requests a certificate for whole common shares held in the account?

   If a participant requests a certificate for whole common shares held in his or her account, distributions on those common shares will continue to be reinvested under the plan in the same manner as prior to the request so long as the common shares remain registered in the participant's name, subject to the distribution limit.

   24. May common shares held in certificate form be deposited in a participant's plan account?

   Yes, whether or not the participant has previously authorized reinvestment of distributions, certificates registered in the participant's name may be surrendered to the agent for deposit in the participant's plan account. All distributions on any common shares evidenced by certificates deposited in accordance with the plan will automatically be reinvested, subject to the distribution limit. The participant should contact the agent for the proper procedure to deposit certificates.

Withdrawal from the plan

   25. May a participant withdraw from the plan?

   Yes, by providing written notice instructing the agent to terminate the participant's plan account and by paying the relevant termination fee.

   26. What happens when a participant terminates an account?

   If a participant's notice of termination is received by the agent at least five trading days prior to the record date for the next distribution payment, reinvestment of distributions will cease as of the date notice of termination is received by the agent. If the notice of termination is received later than five trading days prior to the record date for a distribution payment, the termination may not become effective until after the reinvestment of any distributions on that distribution payment date. Optional cash payments can be refunded if the written notice of termination is received by the agent at least one trading day prior to the beginning of the relevant investment period.

   As soon as practicable after notice of termination is received, the agent will send to the participant a certificate for all whole common shares held in the account and a check representing any uninvested optional cash payments remaining in the account and the value of any fractional common shares held in the account. After an account is terminated, all distributions for the terminated account will be paid to the participant unless the participant re-elects to participate in the plan.

   When terminating an account, the participant may request that all common shares, both whole and fractional, held in the plan account be sold, or that certain of the common shares be sold and a certificate be issued for the remaining common shares. The agent will remit to the participant the proceeds of any sale of common shares, less any related trading fees, transfer tax or other fees incurred by the agent allocable to the sale of those common shares.

   27. When may a former participant re-elect to participate in the plan?

   Generally, any former participant may re-elect to participate at any time. However, the agent reserves the right to reject any authorization form on the grounds of excessive joining and withdrawing. This reservation is intended to minimize unnecessary administrative expense and to encourage use of the plan as a long-term investment service.

Sale of common shares

   28. May a participant request that common shares held in a plan account be sold?

   Yes, a participant may request that all or any number of common shares held in a plan account be sold, either when an account is being terminated, as described in Question 26, or without terminating the account. However, fractional common shares will not be sold unless all common shares held in the account are sold.

   Within seven days after receipt of a participant's written request to sell common shares held in a plan account, the agent will place a sell order through a broker or dealer designated by the agent. The participant will receive the proceeds of the sale, less any trading fees, transfer tax or other fees incurred by the agent allocable to the sale of those common shares. No participant will have the authority or power to direct the date or price at which common shares may be sold. Proceeds of the sale will be forwarded by the agent to the participant within 30 days after receipt of the participant's request to sell.

   29. What happens when a participant sells or transfers all common shares registered in the participant's name?

   Once a shareholder becomes a participant in the plan, the shareholder may remain a participant even if the participant thereafter disposes of all common shares registered in the participant's name. If a participant disposes of all common shares registered in the participant's name, the participant may continue to make optional cash payments, and the agent will continue to reinvest the distributions on the common shares purchased under the plan, other than common shares purchased pursuant to requests for waiver, unless the participant has elected to reinvest distributions received on those common shares, unless the participant notifies the agent that he or she wishes to terminate the account.

Other information

   30. May common shares held in the plan be pledged or transferred?

   Common shares held in the plan may not be pledged, sold or otherwise transferred, and any such purported pledge or sale will be void. A participant who wishes to pledge, sell or transfer common shares must request that a certificate for those common shares first be issued in the participant's name.

   31. What happens if ProLogis authorizes a share distribution or splits its shares?

   If there is a distribution payable in common shares or a common share split, the agent will receive and credit to the participant's plan account the applicable number of whole and/or fractional common shares based on the number of common shares held in the participant's plan account.

   32. What happens if ProLogis has a rights offering?

   If ProLogis has a rights offering in which separately tradeable and exercisable rights are issued to registered holders of common shares, the rights attributable to whole common shares held in a participant's plan account will be transferred to the plan participant as promptly as practicable after the rights are issued.

   33. How are the participant's common shares voted at shareholder meetings?

   Common shares held for a participant in the plan will be voted at shareholder meetings as that participant directs. Participants will receive proxy materials from ProLogis. Common shares held in a participant's plan account may also be voted in person at the meeting.

   34. May the plan be suspended or terminated?

   While ProLogis expects to continue the plan indefinitely, ProLogis may suspend or terminate the plan at any time. ProLogis also reserves the right to modify, suspend, terminate or refuse participation in the plan to any person at any time, as described in Question 13. ProLogis may modify, suspend, terminate or refuse participation in the plan to any person at any time, if participation, or any increase in the number of common shares held by that person, would, in the opinion of the Board of Trustees of ProLogis, jeopardize the status of ProLogis as a real estate investment trust under the Internal Revenue Code of 1986.

   35. May the plan be amended?

   The plan may be amended or supplemented by ProLogis at any time. Any amendment or supplement will only be effective upon mailing appropriate written notice at least 30 days prior to the effective date thereof to each participant. Written notice is not required when an amendment or supplement is necessary or appropriate to comply with the rules or policies of the Securities and Exchange Commission, the Internal Revenue Service or other regulatory authority or law, or when an amendment or supplement does not materially affect the rights of participants. The amendment or supplement will be deemed to be accepted by a participant unless prior to the effective date thereof, the agent receives written notice of the termination of a participant's plan account. Any amendment may include an appointment by the agent or by ProLogis of a successor bank or agent, in which event ProLogis is authorized to pay that successor bank or agent for the account of the participant all distributions and distributions payable on common shares held by the participant for application by that successor bank or agent as provided in the plan.

   36. What happens if the plan is terminated?

   If the plan is terminated, each participant will receive a certificate for all whole common shares held in the participant's plan account, and a check representing the value of any fractional common shares held in the participant's plan account based on the average of the high and low sale prices of common shares on the New York Stock Exchange on the termination date and any uninvested distributions or optional cash payments held in the account.

   37. Who interprets and regulates the plan?

   ProLogis is authorized to issue such interpretations, adopt such regulations and take such action as it may deem reasonably necessary to effectuate the plan. Any action to effectuate the plan taken by ProLogis or the agent in the good faith exercise of its judgment will be binding on participants.

   38. What law governs the plan?

   The terms and conditions of the plan and its operation will be governed by the laws of the State of Maryland.

   39. How does the ownership limit set forth in ProLogis' declaration of trust affect purchases of common shares under the plan?

   Subject to the exceptions specified in ProLogis' declaration of trust, no shareholder may own, or be deemed to own, more than 9.8% of the number or value of ProLogis' outstanding common shares and preferred shares of beneficial interest. To the extent any reinvestment of distributions elected by a shareholder or investment of an optional cash payment would cause any shareholder, or any other person, to exceed the ownership limit or otherwise violate ProLogis' declaration of trust, the reinvestment or investment, as the case may be, will be void ab initio, and the shareholder will be entitled to receive cash distributions or a refund of his or her optional cash payment, each without interest, in lieu of the reinvestment or investment.

Individual retirement accounts

   40. May a participant open an individual retirement account with the agent?

   Yes. The agent offers an individual retirement account that invests in ProLogis' common shares through the plan. After receiving a copy of this prospectus, the agent's individual retirement account program plan and trust agreement and disclosure statement, a participant may open an individual retirement account by completing and signing an individual retirement account enrollment form and returning it to the agent with an initial contribution. The minimum initial investment for the individual retirement account program is $200. Individual retirement account enrollment forms are available upon request from the agent.

   Some of the options and services generally available to plan participants may not be applicable to the individual retirement account program. Please refer to the individual retirement account program plan and trust agreement and disclosure statement for individual retirement account program details. The agent has the right to charge reasonable fees for its individual retirement account services. Such fees are described in the individual retirement account disclosure statement as in effect from time to time. ProLogis assumes no responsibility for the operation or administration of the individual retirement account program.

   The Taxpayer Relief Act of 1997 has expanded the options for retirement savings. You may establish an individual retirement account which invests in ProLogis common shares through the plan by either returning a completed individual retirement account enrollment form and making an initial investment to the individual retirement account of at least $200 or transferring funds from an existing individual retirement account that have a fair market value of at least $200 on the enrollment date and completing an individual retirement account enrollment form and individual retirement account transfer form. These forms and a disclosure statement are available from EquiServe. An annual fee of $35 will be charged to you by EquiServe.

  Three individual retirement account options:

   Traditional individual retirement account. Traditional individual retirement account contributions are allowed for individuals under age 70 who have taxable compensation. Tax-deductible contributions are subject to new adjusted gross income phase-out levels, while non-deductible contributions are allowed regardless of income level. The maximum individual contribution is $2,000 annually, with tax-deferred growth of investment. Beginning in 1998, penalty-free withdrawals can be made to help pay for first home purchases or higher education expenses.

   Roth individual retirement account. Effective for the 1998 tax year, contributions are allowed for individuals of any age with an adjusted gross income below $160,000, for those filing joint returns, or $110,000, for those filing single returns, but allowed contributions begin to phase out at an adjusted gross income of $150,000, for those filing joint returns, and $95,000, for those filing single returns. A maximum individual contribution is $2,000 annually. Investments and earnings grow tax-free. Contributions are not tax-deductible, but if the investment stays in the Roth individual retirement account for five years or more, qualified withdrawals are distributed tax-free, and free of penalty in most cases. There are no requirements to begin distributions at age 70. Penalty-free withdrawals can be made to help pay for first home purchases or higher education expenses. Maximum annual contribution between traditional and Roth individual retirement accounts is $2,000.

   Education individual retirement account. Effective for the 1998 tax year, any individual of any age may contribute, subject to the same income ranges as the Roth individual retirement account, to an education individual retirement account for a child. Contributions of up to $500 annually can be made for secondary education expenses for a child beneficiary under 18. Contributions are not tax deductible, but investments grow tax-free and are not taxed when withdrawn for higher education expenses, including tuition, room and board, books and supplies. Withdrawals must be made by age 30 or the investment will be taxed to the child and will be subject to a 105% penalty. Unused account balances may be transferred to another family member's education individual retirement account.

             FEDERAL INCOME TAX CONSIDERATIONS RELATING TO THE PLAN

   Participants are encouraged to consult their personal tax advisors with specific reference to their own tax situations and potential changes in the applicable law as to all federal, state, local, foreign and other tax matters in connection with the reinvestment of distributions and purchase of common shares under the plan, the participant's tax basis and holding period for common shares acquired under the plan and the character, amount and tax treatment of any gain or loss realized on the disposition of common shares. The following is a brief summary of the material federal income tax considerations applicable to the plan, is for general information only, and is not tax advice.

Tax consequences of distribution reinvestment

   In the case of common shares purchased by the agent from ProLogis, a participant will be treated for federal income tax purposes as having received a distribution equal to the fair market value, as of the investment date, of the common shares purchased with reinvested distributions. The 2% discount will be treated as being part of the distribution received. With respect to common shares purchased by the agent in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service has indicated in somewhat similar situations that the amount of distribution received by a participant would include the fair market value of the common shares purchased with reinvested distributions and a pro rata share of any brokerage commission or other related charges paid by ProLogis in connection with the agent's purchase of the common shares on behalf of the participant. As in the case of non-reinvested cash distributions, the distributions described above will constitute taxable "distribution" income to participants to the extent of ProLogis' current and accumulated earnings and profits allocable to the distributions and any excess distributions will constitute a return of capital which reduces the basis of a participant's common shares or results in gain to the extent that excess distribution exceeds the participant's tax basis in his or her common shares. In addition, if ProLogis designates part or all of its distributions as capital gain distributions, those designated amounts would be treated by a participant as long-term capital gains.

   A participant's tax basis in his or her common shares acquired under the plan will generally equal the total amount of distributions a participant is treated as receiving, as described above. A participant's holding period in his or her common shares generally begins on the day following the date on which the common shares are credited to the participant's plan account.

Tax consequences of optional cash payments

   The Internal Revenue Service has indicated in somewhat similar situations that a participant who makes an optional cash purchase of common shares under the plan will be treated as having received a distribution equal to the excess, if any of the fair market value on the investment date of the common shares over the amount of the optional cash payment made by the participant. Also, if the common shares are acquired by the agent in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that a participant will be treated as receiving a distribution equal to a pro rata share of any brokerage commission or other related charges paid by ProLogis on behalf of the participant. The plan currently provides that ProLogis will pay such amounts for purchase of common shares with optional cash payments. ProLogis will pay such amounts in connection with the reinvestment of distributions. Any distributions which the participant is treated as receiving, including the 2% discount would be taxable income or gain or reduce basis in common shares, or some combination thereof, under the rules described above.

   In Private Letter Ruling 9837008, the Internal Revenue Service held that a shareholder who participated in both the dividend reinvestment and stock purchase aspects of a dividend reinvestment and cash option purchase plan offered by a real estate investment trust under the Internal Revenue Code, pursuant to which stock could be acquired at a discount, would be treated in the case of a cash option purchase as having received at the time of the purchase a distribution from the real estate investment trust of the discount amount which was taxable to the shareholder in the manner described above, but a shareholder who participated solely in the cash purchase part of the plan would not be treated as having received a distribution of the discount amount and, therefore, would realize no income upon purchase attributable to the discount. In addition, the Internal Revenue Service held that a shareholder who participated solely in the dividend reinvestment part of the plan would be treated as having received the fair market value of the shares received plus any fee or commission that is paid by the company to acquire such shares. Although not specifically discussed in the ruling, it seems likely that even if the only dividends reinvested in stock by a shareholder who participated in the cash purchase part of the plan were dividends on the stock which the shareholder had purchased under the plan, the Internal Revenue Service would have concluded that the shareholder should be treated as receiving a distribution equal to the discount on the purchased shares which was taxable in the manner described above. Private letter rulings are not considered precedent by the Internal Revenue Service and no assurance can be given that the Internal Revenue Service would take this position with respect to other transactions, including those under the plan.

   A participant's tax basis in his or her common shares acquired through an optional cash purchase under the plan will generally equal the total amount of distributions a participant is treated as receiving, as described above, plus the amount of the optional cash payment. A participant's holding period for common shares purchased under the plan generally will begin on the day following the date on which common shares are credited to the participant's plan account.

   In addition, all cash distributions paid with respect to all common shares credited to a participant's plan account will be reinvested automatically. In that regard, see "--Tax Consequences of Distribution Reinvestment" above.

Backup withholding and administrative expenses

   In general, any distribution reinvested under the plan is not subject to federal income tax withholding. ProLogis or the agent may be required, however, to deduct as "backup withholding" 31% of all distributions paid to any shareholder, regardless of whether those distributions are reinvested pursuant to the plan. Similarly, the agent may be required to deduct backup withholding from all proceeds of sales of common shares held in a plan account. A participant is subject to backup withholding if:

     (1) the participant has failed to properly furnish ProLogis and the agent with his or her correct identification number;

     (2) the Internal Revenue Service notifies ProLogis or the agent that the identification number furnished by the participant is incorrect;

     (3) the Internal Revenue Service notifies ProLogis or the agent that backup withholding should be commenced because the participant failed to report properly distributions paid to him or her; or

     (4) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding.

Backup withholding amounts will be withheld from distributions before those distributions are reinvested under the plan. Therefore, distributions to be reinvested under the plan by participants who are subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts constitute a credit on the participant's income tax return.

   While the matter is not free from doubt, based on Private Letter Ruling 9837008, ProLogis intends to take the position that administrative expenses of the plan paid by ProLogis are not constructive distributions to participants.

Tax consequences of dispositions

   A participant may recognize a gain or loss upon receipt of a cash payment for a fractional common share credited to a plan account or when the common shares held in an account are sold at the request of the participant. A gain or loss may also be recognized upon a participant's disposition of common shares received from the plan. The amount of any such gain or loss will be the difference between the amount realized, generally the amount of cash received, for the whole or fractional common shares and the tax basis of those common shares. Generally, gain or loss recognized on the disposition of common shares acquired under the plan will be treated for federal income tax purposes as a capital gain or loss.

                       FEDERAL INCOME TAX CONSIDERATIONS
                   RELATING TO PROLOGIS' TREATMENT AS A REIT

   ProLogis intends to operate in a manner that permits it to satisfy the requirements for taxation as a real estate investment trust under the applicable provisions of the Internal Revenue Code of 1986. No assurance can be given, however, that such requirements will be met. The following is a description of the federal income tax consequences to ProLogis and its shareholders of the treatment of ProLogis as a real estate investment trust. Since these provisions are highly technical and complex, each prospective purchaser of the ProLogis common shares is urged to consult his or her own tax advisor with respect to the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the ProLogis common shares.

   Based upon representations of ProLogis with respect to the facts as set forth and explained in the discussion below, in the opinion of Mayer, Brown & Platt, counsel to ProLogis, ProLogis has been organized in conformity with the requirements for qualification as a real estate investment trust beginning with its taxable year ending December 31, 1993, and its actual and proposed method of operation described in this prospectus and as represented by management will enable it to satisfy the requirements for such qualification.

   This opinion is based on representations made by ProLogis as to factual matters relating to ProLogis' organization and intended or expected manner of operation. In addition, this opinion is based on the law existing and in effect on the date of this prospectus. ProLogis' qualification and taxation as a real estate investment trust will depend upon ProLogis' ability to meet on a continuing basis, through actual operating results, asset composition, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Internal Revenue Code discussed below. Mayer, Brown & Platt will not review compliance with these tests on a continuing basis. No assurance can be given that ProLogis will satisfy such tests on a continuing basis.

   In brief, if the conditions imposed by the real estate investment trust provisions of the Internal Revenue Code are met, entities, such as ProLogis, that invest primarily in real estate and that otherwise would be treated for federal income tax purposes as corporations, are generally not taxed at the corporate level on their "real estate investment trust taxable income" that is currently distributed to shareholders. This treatment substantially eliminates the "double taxation," at both the corporate and shareholder levels that generally results from the use of corporations.

   If ProLogis fails to qualify as a real estate investment trust in any year, however, it will be subject to federal income taxation as if it were a domestic corporation, and its shareholders will be taxed in the same manner as shareholders of ordinary corporations. In this event, ProLogis could be subject to potentially significant tax liabilities, and therefore the amount of cash available for distribution to its shareholders would be reduced or eliminated.

   ProLogis elected real estate investment trust status effective beginning with its taxable year ended December 31, 1993 and the ProLogis board of trustees believes that ProLogis has operated and currently intends that ProLogis will operate in a manner that permits it to qualify as a real estate investment trust in each taxable year thereafter. There can be no assurance, however, that this expectation will be fulfilled, since qualification as a real estate investment trust depends on ProLogis continuing to satisfy numerous asset, income and distribution tests described below, which in turn will be dependent in part on ProLogis' operating results.

   The following summary is based on the Internal Revenue Code, its legislative history, administrative pronouncements, judicial decisions and Treasury regulations, subsequent changes to any of which may affect the tax consequences described herein, possibly on a retroactive basis. The following summary is not exhaustive of all possible tax considerations and does not give a detailed discussion of any state, local, or foreign tax considerations, nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to various types of shareholders, including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States, subject to special treatment under the federal income tax laws.

Taxation of ProLogis

 General

   In any year in which ProLogis qualifies as a real estate investment trust, in general it will not be subject to federal income tax on that portion of its real estate investment trust taxable income or capital gain which is distributed to shareholders. ProLogis may, however, be subject to tax at normal corporate rates upon any taxable income or capital gain not distributed.

   Notwithstanding its qualification as a real estate investment trust, ProLogis may also be subject to taxation in other circumstances. If ProLogis should fail to satisfy either the 75% or the 95% gross income test, as discussed below, and nonetheless maintains its qualification as a real estate investment trust because other requirements are met, it will be subject to a 100% tax on the greater of the amount by which ProLogis fails to satisfy either the 75% test or the 95% test, multiplied by a fraction intended to reflect ProLogis' profitability. ProLogis will also be subject to a tax of 100% on net income from any "prohibited transaction," as described below, and if ProLogis has net income from the sale or other disposition of "foreclosure property" which is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax on such income from foreclosure property at the highest corporate rate. In addition, if ProLogis should fail to distribute during each calendar year at least the sum of:

     (1) 85% of its real estate investment trust ordinary income for such year;

     (2) 95% of its real estate investment trust capital gain net income for such year, other than capital gains ProLogis elects to retain and pay tax on as described below; and

     (3) any undistributed taxable income from prior years,

ProLogis would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

   The Taxpayer Relief Act of 1997 permits a real estate investment trust, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of undistributed net long-term capital gains it received during the taxable year, which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis. ProLogis may also be subject to the corporate "alternative minimum tax," as well as tax in various situations and on some types of transactions not presently contemplated. ProLogis will use the calendar year both for federal income tax purposes and for financial reporting purposes.

   In order to qualify as a real estate investment trust, ProLogis must meet, among others, the following requirements:

 Share ownership test

   ProLogis' shares must be held by a minimum of 100 persons for at least 335 days in each taxable year or a proportional number of days in any short taxable year. In addition, at all times during the second half of each taxable year, no more than 50% in value of the stock of ProLogis may be owned, directly or indirectly and by applying constructive ownership rules, by five or fewer individuals, which for this purpose includes some tax-exempt entities. Any stock held by a qualified domestic pension or other retirement trust will be treated as held directly by its beneficiaries in proportion to their actuarial interest in such trust rather than by such trust. Pursuant to the constructive ownership rules, Security Capital's ownership of shares is attributed to its shareholders for purposes of the 50% test. Under the Taxpayer Relief Act, for taxable years beginning after August 5, 1997, if ProLogis complies with the Treasury regulations for ascertaining its actual ownership and did not know, or exercising reasonable diligence would not have reason to know, that more than 50% in value of its outstanding shares of stock were held, actually or constructively, by five or fewer individuals, then ProLogis will be treated as meeting such requirement.

   In order to ensure compliance with the 50% test ProLogis has placed restrictions on the transfer of the shares of its stock to prevent additional concentration of ownership. Moreover, to evidence compliance with these requirements under Treasury regulations, ProLogis must maintain records which disclose the actual ownership of its outstanding shares of stock and such regulations impose penalties against ProLogis for failing to do so. In fulfilling its obligations to maintain records, ProLogis must and will demand written statements each year from the record holders of designated percentages of shares of its stock disclosing the actual owners of such shares as prescribed by Treasury regulations. A list of those persons failing or refusing to comply with such demand must be maintained as a part of ProLogis' records. A shareholder failing or refusing to comply with ProLogis' written demand must submit with his or her tax returns a similar statement disclosing the actual ownership of shares of ProLogis' stock and other information. In addition, ProLogis' declaration of trust provides restrictions regarding the transfer of shares that are intended to assist ProLogis in continuing to satisfy the share ownership requirements. ProLogis intends to enforce the 9.8% limitation on ownership of shares of its stock to assure that its qualification as a real estate investment trust will not be compromised.

 Asset tests

   At the close of each quarter of ProLogis' taxable year, ProLogis must satisfy tests relating to the nature of its assets determined in accordance with generally accepted accounting principles. First, at least 75% of the value of ProLogis' total assets must be represented by interests in real property, interests in mortgages on real property, shares in other real estate investment trusts, cash, cash items, and government securities, and qualified temporary investments. Second, although the remaining 25% of ProLogis' assets generally may be invested without restriction, securities in this class may not exceed either, in the case of securities of any non-government issuer, 5% of the value of ProLogis' total assets, or 10% of the outstanding voting securities of any one issuer.

 Gross income tests

   There are currently two separate percentage tests relating to the sources of ProLogis' gross income which must be satisfied for each taxable year. Prior to taxable years beginning August 5, 1997, there were three separate percentage tests relating to the sources of ProLogis' gross income which must have been satisfied for each prior taxable year. For purposes of these tests, where ProLogis invests in a partnership, ProLogis will be treated as receiving its share of the income and loss of the partnership, and the gross income of the partnership will retain the same character in the hands of ProLogis as it has in the hands of the partnership. The three tests are as follows:

   1. The 75% Test. At least 75% of ProLogis' gross income for the taxable year must be "qualifying income." Qualifying income generally includes:

     (1) rents from real property, except as modified below;

     (2) interest on obligations collateralized by mortgages on, or interests in, real property;

     (3) gains from the sale or other disposition of non-"dealer property," which means interests in real property and real estate mortgages, other than gain from property held primarily for sale to customers in the ordinary course of ProLogis' trade or business;

     (4) dividends or other distributions on shares in other real estate investment trust, as well as gain from the sale of such shares;

     (5) abatements and refunds of real property taxes;

     (6) income from the operation, and gain from the sale, of "foreclosure property," which means property acquired at or in lieu of a foreclosure of the mortgage collateralized by such property; and

     (7) commitment fees received for agreeing to make loans collateralized by mortgages on real property or to purchase or lease real property.

   Rents received from a tenant will not however, qualify as rents from real property in satisfying the 75% test, or the 95% gross income test described below, if ProLogis, or an owner of 10% or more of ProLogis, directly or constructively owns 10% or more of such tenant. In addition, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as rents from real property. Moreover, an amount received or accrued will not qualify as rents from real property or as interest income for purposes of the 75% and 95% gross income tests if it is based in whole or in part on the income or profits of any person, although an amount received or accrued generally will not be excluded from "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Finally, for rents received to qualify as rents from real property, ProLogis generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom ProLogis derives no income, except that the "independent contractor" requirement does not apply to the extent that the services provided by ProLogis are "usually or customarily rendered" in connection with the rental of properties for occupancy only, or are not otherwise considered "rendered to the occupant for his convenience." For taxable years beginning after August 5, 1997, a real estate investment trust is permitted to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rent from real property. The amount received or accrued by the real estate investment trust during the taxable year for the impermissible services with respect to a property may not exceed one percent of all amounts received or accrued by the real estate investment trust directly or indirectly from the property. The amount received for any service or management operation for this purpose shall be deemed to be not less than 150% of the direct cost of the real estate investment trust in furnishing or rendering the service or providing the management or operation.

   2. The 95% Test. In addition to deriving 75% of its gross income from the sources listed above, at least 95% of ProLogis' gross income for the taxable year must be derived from the above-described qualifying income, or from dividends, interest or gains from the sale or disposition of stock or other securities that are not dealer property. Dividends, other than on real estate investment trust shares, and interest on any obligations not collateralized by an interest in real property are included for purposes of the 95% test, but not for purposes of the 75% test. In addition, payments to ProLogis under an interest rate swap, cap agreement, option, futures contract, forward rate agreement or any similar financial instrument entered into by ProLogis to hedge indebtedness incurred or to be incurred, and any gain from the sale or other disposition of these instruments, are treated as qualifying income for purposes of the 95% test, but not for purposes of the 75% test.

   For purposes of determining whether ProLogis complies with the 75% and 95% income tests, gross income does not include income from prohibited transactions. A "prohibited transaction" is a sale of dealer property, excluding foreclosure property, unless such property is held by ProLogis for at least four years and other requirements relating to the number of properties sold in a year, their tax bases, and the cost of improvements made thereto are satisfied. See "--Taxation of ProLogis--General."

   Even if ProLogis fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, it may still qualify as a real estate investment trust for such year if it is entitled to relief under provisions of the Internal Revenue Code. These relief provisions will generally be available if:

     (1) ProLogis' failure to comply was due to reasonable cause and not to willful neglect;

     (2) ProLogis reports the nature and amount of each item of its income included in the tests on a schedule attached to its tax return; and

     (3) any incorrect information on this schedule is not due to fraud with intent to evade tax.

If these relief provisions apply, however, ProLogis will nonetheless be subject to a special tax upon the greater of the amount by which it fails either the 75% or 95% gross income test for that year.

   3. The 30% Test. For taxable years beginning prior to August 5, 1997, ProLogis must have derived less than 30% of its gross income for each taxable year from the sale or other disposition of:

     (1) real property held for less than four years, other than foreclosure property and involuntary conversions;

     (2) stock or securities held for less than one year; and

     (3) property in a prohibited transaction.

The 30% gross income test has been repealed by the Taxpayer Relief Act for taxable years beginning after August 5, 1997.

 Annual distribution requirements

   In order to qualify as a real estate investment trust, ProLogis is required to make distributions, other than capital gain dividends, to its shareholders each year in an amount at least equal to the sum of 95% of ProLogis' real estate investment trust taxable income, computed without regard to the dividends paid deduction and real estate investment trust net capital gain, plus 95% of its net income after tax, if any, from foreclosure property, minus the sum of some items of non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before ProLogis timely files its tax return for such year and if paid on or before the first regular dividend payment after such declaration. To the extent that ProLogis does not distribute all of its net capital gain or distributes at least 95%, but less than 100%, of its real estate investment trust taxable income, as adjusted, it will be subject to tax on the undistributed amount at regular capital gains or ordinary corporate tax rates, as the case may be. For taxable years beginning after August 5, 1997, the Taxpayer Relief Act permits a real estate investment trust, with respect to undistributed net long-term capital gains it received during the taxable year, to designate in a notice mailed to shareholders within 60 days of the end of the taxable year, or in a notice mailed with its annual report for the taxable year, such amount of such gains which its shareholders are to include in their taxable income as long-term capital gains. Thus, if ProLogis made this designation, the shareholders of ProLogis would include in their income as long-term capital gains their proportionate share of the undistributed net capital gains as designated by ProLogis and ProLogis would have to pay the tax on such gains within 30 days of the close of its taxable year. Each shareholder of ProLogis would be deemed to have paid such shareholder's share of the tax paid by ProLogis on such gains, which tax would be credited or refunded to the shareholder. A shareholder would increase his tax basis in his ProLogis stock by the difference between the amount of income to the holder resulting from the designation less the holder's credit or refund for the tax paid by ProLogis.

   ProLogis intends to make timely distributions sufficient to satisfy the annual distribution requirements. It is possible that ProLogis may not have sufficient cash or other liquid assets to meet the 95% distribution requirement, due to timing differences between the actual receipt of income and actual payment of expenses on the one hand, and the inclusion of such income and deduction of such expenses in computing ProLogis' real estate investment trust taxable income on the other hand. To avoid any problem with the 95% distribution requirement, ProLogis will closely monitor the relationship between its real estate investment trust taxable income and cash flow and, if necessary, intends to borrow funds in order to satisfy the distribution requirement. However, there can be no assurance that such borrowing would be available at such time.

   If ProLogis fails to meet the 95% distribution requirement as a result of an adjustment to ProLogis' tax return by the Internal Revenue Service, ProLogis may retroactively cure the failure by paying a "deficiency dividend," plus applicable penalties and interest, within a specified period.

 Tax aspects of ProLogis' investments in partnerships

   A significant portion of ProLogis' investments are through ProLogis Limited Partnership-I, ProLogis Limited Partnership-II, ProLogis Limited Partnership-III and ProLogis Limited Partnership-IV. ProLogis will include its proportionate share of each partnership's income, gains, losses, deductions and credits for purposes of the various real estate investment trust gross income tests and in its computation of its real estate investment trust taxable income and the assets held by each partnership for purposes of the real estate investment trust asset tests.

   ProLogis' interest in the partnerships involves special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the partnerships as partnerships, as opposed to associations taxable as corporations, for federal income tax purposes. If a partnership were to be treated as an association, such partnership would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of ProLogis' assets and items of gross income would change, which may preclude ProLogis from satisfying the real estate investment trust asset tests and may preclude ProLogis from satisfying the real estate investment trust gross income tests. See "--Failure to Qualify" below, for a discussion of the effect of ProLogis' failure to meet such tests. Based on factual representations of ProLogis, in the opinion of Mayer, Brown, & Platt, under existing federal income tax law and regulations, the partnerships will be treated for federal income tax purposes as partnerships, and not as associations taxable as corporations. Such opinion, however, is not binding on the Internal Revenue Service.

 Failure to qualify

   If ProLogis fails to qualify for taxation as a real estate investment trust in any taxable year and relief provisions do not apply, ProLogis will be subject to tax, including applicable alternative minimum tax, on its taxable income at regular corporate rates. Distributions to shareholders in any year in which ProLogis fails to qualify as a real estate investment trust will not be deductible by ProLogis, nor generally will they be required to be made under the Internal Revenue Code. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be taxable as ordinary income, and subject to limitations in the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless entitled to relief under specific statutory provisions, ProLogis also will be disqualified from re-electing taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost.

Taxation of ProLogis' shareholders

 Taxation of taxable domestic shareholders

   As long as ProLogis qualifies as a real estate investment trust, distributions made to ProLogis' taxable domestic shareholders out of current or accumulated earnings and profits, and not designated as capital gain dividends, will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations. Distributions, and for tax years beginning after August 5, 1997, undistributed amounts, that are designated as capital gain dividends will be taxed as long-term capital gains, to the extent they do not exceed ProLogis' actual net capital gain for the taxable year, without regard to the period for which the shareholder has held its shares. However, corporate shareholders may be required to treat up to 20% of some capital gain dividends as ordinary income. To the extent that ProLogis makes distributions in excess of current and accumulated earnings and profits, these distributions are treated first as a tax-free return of capital to the shareholder, reducing the tax basis of a shareholder's shares by the amount of such distribution, but not below zero, with distributions in excess of the shareholder's tax basis taxable as capital gains, if the shares are held as a capital asset. In addition, any dividend declared by ProLogis in October, November or December of any year and payable to a shareholder of record on a specific date in any such month shall be treated as both paid by ProLogis and received by the shareholder on December 31 of such year, provided that the dividend is actually paid by ProLogis during January of the following calendar year. Shareholders may not include in their individual income tax returns any net operating losses or capital losses of ProLogis. Federal income tax rules may also require that minimum tax adjustments and preferences be apportioned to ProLogis shareholders.

   In general, any loss upon a sale or exchange of shares by a shareholder who has held such shares for six months or less, after applying holding period rules, will be treated as a long-term capital loss, to the extent of distributions from ProLogis required to be treated by such shareholder as long-term capital gains.

   The Internal Revenue Service Restructuring and Reform Act of 1998 provides that gain from the sale or exchange of shares held for more than one year is taxed at a maximum capital gain rate of 20%. Pursuant to

Internal Revenue Service guidance, ProLogis may classify portions of its capital gain dividends as gains eligible for the 20% capital gains rate or as unrecaptured Internal Revenue Code Section 1250 gain taxable at a maximum rate of 25%.

   Shareholders of ProLogis should consult their tax advisor with regard to the application of the changes made by the Internal Revenue Service Restructuring and Reform Act of 1988 with respect to taxation of capital gains and capital gain dividends and with regard to state, local and foreign taxes on capital gains.

 Backup withholding

   ProLogis will report to its domestic shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at applicable rates with respect to distributions paid unless such shareholder is a corporation or comes within other exempt categories and, when required, demonstrates this fact or provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A shareholder that does not provide ProLogis with its correct taxpayer identification number may also be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be credited against the shareholder's income tax liability. In addition, ProLogis may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to ProLogis.

 Taxation of tax-exempt shareholders

   The Internal Revenue Service has issued a revenue ruling in which it held that amounts distributed by a real estate investment trust to a tax-exempt employees' pension trust do not constitute unrelated business taxable income. Subject to the discussion below regarding a "pension-held real estate investment trust," based upon the ruling, the analysis therein and the statutory framework of the Internal Revenue Code, distributions by ProLogis to a shareholder that is a tax-exempt entity should also not constitute unrelated business taxable income, provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code, and that the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity, and that ProLogis, consistent with its present intent, does not hold a residual interest in a real estate mortgage investment conduit.

   However, if any pension or other retirement trust that qualifies under
Section 401(a) of the Internal Revenue Code holds more than 10% by value of the interests in a "pension-held real estate investment trust" at any time during a taxable year, a portion of the dividends paid to the qualified pension trust by such real estate investment trust may constitute unrelated business taxable income. For these purposes, a "pension-held real estate investment trust" is defined as a real estate investment trust if such real estate investment trust would not have qualified as a real estate investment trust but for the provisions of the Internal Revenue Code which look through such a qualified pension trust in determining ownership of stock of the real estate investment trust and at least one qualified pension trust holds more than 25% by value of the interests of such real estate investment trust or one or more qualified pension trusts, each owning more than a 10% interest by value in the real estate investment trust, hold in the aggregate more than 50% by value of the interests in such real estate investment trust.

 Taxation of foreign shareholders

   ProLogis will qualify as a "domestically-controlled real estate investment trust" so long as less than 50% in value of its Shares is held by foreign persons, for example, nonresident aliens and foreign corporations, partnerships, trust and estates. It is currently anticipated that ProLogis will qualify as a domestically controlled real estate investment trust. Under these circumstances, gain from the sale of the shares by a foreign person should not be subject to U.S. taxation, unless such gain is effectively connected with such person's U.S. business or, in the case of an individual foreign person, such person is present within the U.S. for more than 182 days in such taxable year.

   Distributions of cash generated by ProLogis' real estate operations, but not by its sale or exchange of such properties, that are paid to foreign persons generally will be subject to U.S. withholding tax at a rate of 30%, unless an applicable tax treaty reduces that tax and the foreign shareholder files with ProLogis the required form evidencing such lower rate or unless the foreign shareholder files an Internal Revenue Service Form 4224 with ProLogis claiming that the distribution is "effectively connected" income. Recently promulgated Treasury Regulations revise in some respects the rules applicable to foreign shareholders with respect to payments made after December 31, 1999.

   Distributions of proceeds attributable to the sale or exchange by ProLogis of U.S. real property interests are subject to income and withholding taxes pursuant to the Foreign Investment in Real Property Tax Act of 1980, and may be subject to branch profits tax in the hands of a shareholder which is a foreign corporation if it is not entitled to treaty relief or exemption. ProLogis is required by applicable Treasury regulations to withhold 35% of any distribution to a foreign person that could be designated by ProLogis as a capital gain dividend; this amount is creditable against the foreign shareholder's Foreign Investment in Real Property Tax Act tax liability.

   The federal income taxation of foreign persons is a highly complex matter that may be affected by many other considerations. Accordingly, foreign investors in ProLogis should consult their own tax advisors regarding the income and withholding tax considerations with respect to their investment in ProLogis.

Other tax considerations

 ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated

   ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated will pay federal and state income taxes at the full applicable corporate rates on its income prior to payment of any dividends. ProLogis Development Services Incorporated and ProLogis Logistics Services Incorporated will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that ProLogis Development Services Incorporated or ProLogis Logistics Services Incorporated is required to pay federal, state or local taxes, the cash available for distribution by either company to its shareholders will be reduced accordingly.

 Tax on built-in gain


   Pursuant to Notice 88-19. 1988-1 C.B. 486, a C corporation that elects to be taxed as a real estate investment trust has to recognize any gain that would have been realized if the C corporation had sold all of its assets for their respective fair market values at the end of its last taxable year before the taxable year in which it qualifies to be taxed as a real estate investment trust and immediately liquidated unless the real estate investment trust elects to be taxed under rules similar to the rules of Section 1374 of the Internal Revenue Code.

   Since ProLogis has made this election, if during the "recognition period," being the 10-year period beginning on the first day of the first taxable year for which ProLogis qualifies as a real estate investment trust, ProLogis recognizes gain on the disposition of any asset held by ProLogis as of the beginning of the recognition period, then, to the extent of the excess of the fair market value of such asset as of the beginning of the recognition period over ProLogis' adjusted basis in such asset as of the beginning of the recognition period, such gain will be subject to tax at the highest regular corporate rate. Because ProLogis acquires many of its properties in fully taxable transactions and presently expects to hold each property beyond the recognition period, it is not anticipated that ProLogis will pay a substantial corporate level tax on its built-in gain.

 Possible legislative or other actions affecting tax consequences

   Prospective shareholders should recognize that the present federal income tax treatment of an investment in ProLogis may be modified by legislative, judicial or administrative action at any time and that any such action may affect investments and commitments previously made. The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the Internal Revenue Service and the Treasury, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in ProLogis.

 State and local taxes

   ProLogis and its shareholders may be subject to state or local taxation in various jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of ProLogis and its shareholders may not conform to the federal income tax consequences discussed above. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in the offered securities of ProLogis.

 Foreign taxes

   Frigoscandia S.A., a Luxembourg corporation, Garonor S.A., a Luxembourg corporation, Kingspark Holding S.A., a Luxembourg corporation, and ProLogis International Incorporated, a Delaware corporation, and each of their subsidiaries and affiliates, may be subject to taxation in various foreign jurisdictions. Each of the foregoing parties will pay any such foreign taxes prior to payment of any dividends. Each entity will attempt to minimize the amount of such taxes, but there can be no assurance whether or the extent to which measures taken to minimize taxes will be successful. To the extent that any of the foregoing entities is required to pay foreign taxes, the cash available for distribution to its shareholders will be reduced accordingly.

   Each prospective purchaser is advised to consult with his or her tax advisor regarding the specific tax consequences to him or her of the purchase, ownership, and sales of ProLogis common shares, including the federal, state, local, foreign, and other tax consequences of such purchase, ownership, sale and election and of potential changes in applicable tax laws.

                                USE OF PROCEEDS

   The net proceeds from the sale of common shares purchased by the agent directly from ProLogis will be used for the development and acquisition of additional distribution facilities, as suitable opportunities arise, for the repayment of outstanding indebtedness at the time and for working capital purposes. ProLogis will not receive any proceeds from purchases of common shares by the agent in the open market or in negotiated transactions with third parties.

                      WHERE YOU CAN FIND MORE INFORMATION

   ProLogis is subject to the reporting requirements of the Securities Exchange Act of 1934, and files reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any materials ProLogis files with the Securities and Exchange Commission at the its Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet site that contains reports, proxies, information statements, and other information regarding issuers that file electronically, and the address of that site is http://www.sec.gov. ProLogis' outstanding common shares are listed on the New York Stock Exchange under the symbol "PLD", and all reports, proxy statements and other information filed by ProLogis with the New York Stock Exchange may be inspected at the New York Stock Exchange's offices at 20 Broad Street, New York, New York 10005.

   ProLogis has filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act of 1933, with respect to the common shares of ProLogis being offered. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in the registration statement. Parts of the registration statement are omitted from this prospectus in accordance with the rules and regulations of the Securities and Exchange Commission. For further information, your attention is directed to the registration statement. Statements made in this prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each case are qualified in all respects by reference to the copy of such document filed with the Securities and Exchange Commission.

   The Securities and Exchange Commission allows ProLogis to "incorporate by reference" the information ProLogis files with the Securities and Exchange Commission, which means that ProLogis can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that ProLogis files later with the Securities and Exchange Commission will automatically update and supersede this information.

   ProLogis incorporates by reference the documents listed below:

      (a) ProLogis' annual report on Form 10-K for the year ended December 31, 1998;

      (b) ProLogis' current reports on Form 8-K filed March 24, and March 31, 1999; and

      (c) The description of the ProLogis common shares and preferred share purchase rights contained or incorporated by reference in ProLogis' registration statement on Form 8-A filed February 23, 1994.

   The Securities and Exchange Commission has assigned file number 1-12846 to the reports and other information that ProLogis files with the Securities and Exchange Commission.

   You may request a copy of each of the above-listed ProLogis documents at no cost, by writing or telephoning ProLogis at the following address or telephone number.

       Investor Relations Department
       ProLogis Trust
       14100 East 35th Place
       Aurora, Colorado 80011
       (303) 375-9292
       (800) 820-0181
       www.prologis.com

   All documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

   Any statement contained in a document incorporated or deemed to be incorporated herein shall be deemed modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document that is deemed to be incorporated herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is inconsistent with information contained in this document or any document incorporated herein. This prospectus is not an offer to sell these securities in any state where the offer and sale of these securities is not permitted. The information in this prospectus is current as of the date it is mailed to security holders, and not necessarily as of any later date. If any material change occurs during the period that this prospectus is required to be delivered, this prospectus will be supplemented or amended.

                                    EXPERTS

   The consolidated financial statements and schedule of ProLogis as of December 31, 1998 and 1997, and for each of the years in the three-year period ending December 31, 1998 incorporated by reference herein and in this registration statement on Form S-3 filed by ProLogis have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                                 LEGAL MATTERS

   The validity of the common shares offered pursuant to this prospectus will be passed on for ProLogis by Mayer, Brown & Platt, Chicago, Illinois. Mayer, Brown & Platt has in the past represented and is currently representing ProLogis and some of its affiliates.

                       SOURCES OF INFORMATION ON THE PLAN

   Authorization forms, optional cash payment forms, changes in name or address, notices of termination, requests for refunds of payments to purchase common shares, common share certificates or the sale of common shares held in the plan should be directed to, and may be obtained from, and inquiries regarding the distribution reinvestment discount and the optional cash payment discount or any other questions about the plan should be directed to:

                BankBoston, N.A.,
                c/o EquiServe, L.P.
                P. O. Box xxxx
                Boston, Massachusetts 02266-8040
                Telephone: 1-800-xxx-xxxx

   Requests for waivers should be directed to, and may be obtained from, and inquiries regarding the distribution limit, the threshold price and the waiver discount should be directed to:

                ProLogis Trust
                14100 East 35th Place
                Aurora, Colorado 80011
                Phone: (303) 576-2622
                Fax: (303) 576-2600
                Attention: Share Purchase Plan Representative

                                   APPENDIX A

                         REINVESTMENT OF DISTRIBUTIONS

        Distribution                                           Distribution
         Record Date                                           Payment Date
        ------------                                           ------------
        May 13, 1999                                           May 27, 1999
       August 12, 1999                                        August 26, 1999
      November 9, 1999                                       November 24, 1999
      February 2, 2000                                       February 23, 2000
        May 11, 2000                                           May 25, 2000
       August 10, 2000                                        August 24, 2000
      November 11, 2000                                      November 22, 2000

                             OPTIONAL CASH PAYMENTS

    Threshold       Optional Cash Payment     Investment     Investment Period
     Set Date             Due Date        Commencement Date   Conclusion Date
    ---------       --------------------- -----------------  -----------------
June 14, 1999        June 16, 1999        June 17, 1999      June 30, 1999
July 14, 1999        July 16, 1999        July 19, 1999      July 30, 1999
August 13, 1999      August 17, 1999      August 18, 1999    August 31, 1999
September 14, 1999   September 16, 1999   September 17, 1999 September 30, 1999
October 13, 1999     October 15, 1999     October 18, 1999   October 29, 1999
November 11, 1999    November 15, 1999    November 16, 1999  November 30, 1999
December 14, 1999    December 16, 1999    December 17, 1999  December 31, 1999
January 12, 2000     January 14, 2000     January 18, 2000   January 31, 2000
February 10, 2000    February 15, 2000    February 16, 2000  February 29, 2000
March 15, 2000       March 17, 2000       March 20, 2000     March 31, 2000
April 11, 2000       April 13, 2000       April 14, 2000     April 28, 2000
May 12, 2000         May 16, 2000         May 17, 2000       May 31, 2000
June 14, 2000        June 16, 2000        June 19, 2000      June 30, 1999
July 13, 2000        July 17, 2000        July 18, 2000      July 31, 2000
August 15, 2000      August 17, 2000      August 18, 2000    August 31, 2000
September 13, 2000   September 15, 2000   September 18, 2000 September 29, 2000
October 13, 2000     October 17, 2000     October 18, 2000   October 31, 2000
November 13, 2000    November 15, 2000    November 16, 2000  November 30, 2000
December 12, 2000    December 14, 2000    December 15, 2000  December 29, 2000

--------
* Assumes that the New York Stock Exchange will not be open for business on either December 24, 1999 or December 27, 1999. If the New York Stock Exchange is open for business on both of those dates, each of the dates marked with an asterisk will instead be the following trading day.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, all of which will be paid by the Registrant:

      SEC registration fee.......................................... $ 3,660.79
      Printing and duplicating expenses.............................  20,000.00
      Legal fees and expenses.......................................  10,000.00
      Accounting fees and expenses..................................   5,000.00
      Miscellaneous expenses........................................   6,339.21
                                                                     ----------
          Total..................................................... $45,000.00
                                                                     ==========

ITEM 15. INDEMNIFICATION OF TRUSTEES AND OFFICERS.

   Article 4, Section 11, of the ProLogis declaration of trust provides as follows with respect to indemnification of Trustees:

     "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any mater unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses incurred by any Trustee in connection with any threatened, pending or completed action, suit or proceeding to which such Trustee is, was or at any time becomes a party or is threatened to be made a party, as a result directly or indirectly, of serving at any time as a Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

   Article 9, Section 1 of the ProLogis declaration of trust provides as follows with respect to the limitation of liability of Trustees and officers and indemnification:

     "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

       (1) The Trustee or officer actually received an improper benefit in money, property or services in which case, such liability shall be for the amount of the benefit in money, property or services actually received;

       (2) The Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

       (3) The Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

       (4) Such liability to the Trust is specifically imposed upon Trustees or officers by statute."

   Article 9, Section 6 of the declaration of trust provides as follows with respect to the indemnification of trustees and officers:

     "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it,
  (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligation by grant of any security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the board of trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the board of trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

   ProLogis has entered into indemnity agreements with each of its officers and trustees which provide for reimbursement of all expenses and liabilities of such officer or trustee, arising out of any lawsuit or claim against such officer or trustee due to the fact that he was or is serving as an officer or trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under Section 16(b) of the Securities Exchange Act of 1934, as amended, or (c) relating to judicially determined criminal violations. In addition, ProLogis has entered into indemnity agreements with each of its trustees who is not also an officer of ProLogis which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a trustee and ProLogis has established a trust to fund payments under the indemnification agreements.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   See the Exhibit Index included herewith which is incorporated herein by reference.

ITEM 17. UNDERTAKINGS.

   The undersigned Registrant hereby undertakes:

   (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

      (i) To include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the

  Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

   Provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

   (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to Trustees, officers and controlling persons of the Registrant pursuant to the provisions set forth or described in Item 15 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such Trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, ProLogis has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Aurora, State of Colorado, on April 6, 1999.

                                          PROLOGIS TRUST

                                                  /s/ K. Dane Brooksher
                                          By: _________________________________
                                                      K. Dane Brooksher
                                              Chairman, Chief Executive Officer

                           SPECIAL POWER OF ATTORNEY

   KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis Trust, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis Trust, hereby constitutes and appoints K. Dane Brooksher, M. Gordon Keiser, Jr., Edward F. Long, and Edward S. Nekritz, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

   Pursuant to the requirements of the Securities Act of 1993, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             Signature                           Title                    Date
             ---------                           -----                    ----


      /s/ K. Dane Brooksher          Chairman, Chief Executive       April 6, 1999
____________________________________  Officer and Trustee
         K. Dane Brooksher

     /s/ Irving F. Lyons III         President, Chief Investment     April 6, 1999
____________________________________  Officer and Trustee
        Irving F. Lyons III

     /s/ Walter C. Rakowich          Chief Financial Officer and     April 6, 1999
____________________________________  Managing Director
         Walter C. Rakowich

       /s/ Shari J. Jones            Vice President                  April 6, 1999
____________________________________  (Principal Accounting
           Shari J. Jones             Officer)

      /s/ Thomas G. Wattles          Trustee                         April 6, 1999
____________________________________
         Thomas G. Wattles

     /s/ Stephen L. Feinberg         Trustee                         April 6, 1999
____________________________________
        Stephen L. Feinberg


             Signature                           Title                    Date
             ---------                           -----                    ----


      /s/ Donald P. Jacobs           Trustee                         April 6, 1999
____________________________________
          Donald P. Jacobs

      /s/ William G. Myers           Trustee                         April 6, 1999
____________________________________
          William G. Myers

       /s/ John E. Robson            Trustee                         April 6, 1999
____________________________________
           John E. Robson

      /s/ J. Andre Teixeira          Trustee                         April 6, 1999
____________________________________
         J. Andre Teixeira

                                     Trustee                         April 6, 1999
____________________________________
           John S. Moody

                                     Trustee                         April 6, 1999
____________________________________
         Kenneth N. Stensby

                                 EXHIBIT INDEX

 Exhibit Description
 ------- -----------
  3.1     Amended and Restated Declaration of Trust of ProLogis (Incorporated
          by reference to exhibit 4.1 to ProLogis' registration statement No.
          33-73382)

  3.2 First Certificate of Amendment of Amended and Restated Declaration of Trust of ProLogis (Incorporated by reference to exhibit 3.1 to ProLogis' Form 8-K dated June 14, 1994)

  3.3     Second Articles of Amendment of Restated Declaration of Trust of
          ProLogis (Incorporated by reference to exhibit 4.3 to ProLogis'
          Registration Statement No. 33-87306)

  3.4     Articles Supplementary relating to ProLogis' Series A Cumulative
          Redeemable Preferred Shares of Beneficial Interest (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)

  3.5     First Articles of Amendment to Articles Supplementary relating to
          ProLogis' Series A Cumulative Redeemable Preferred Shares of
          Beneficial Interest (Incorporated by reference to exhibit 10.3 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

  3.6     Articles Supplementary relating to ProLogis' Series B Cumulative
          Convertible Redeemable Preferred Shares of Beneficial Interest
          (Incorporated by reference to exhibit 4.1 to ProLogis' Form 8-K dated February 14, 1996)

  3.7     Articles Supplementary with respect to ProLogis' Series C Cumulative
          Redeemable Preferred Shares of Beneficial Interest (Incorporated by
          reference to exhibit 4.8 to ProLogis' Form 8-A dated November 13,
          1996)

  3.8     Articles Supplementary with respect to ProLogis' Series D Cumulative
          Redeemable Preferred Shares of Beneficial Interest (Incorporated by
          reference to exhibit 4.10 to ProLogis' Form 8-A filed on April 8,
          1998)

  3.9     Form of Articles Supplementary with respect to ProLogis' Series E
          Cumulative Redeemable Preferred Shares of Beneficial Interest
          (Incorporated by reference to exhibit 3.9 to ProLogis' registration statement No. 333-69001)

  3.10    Form of Articles of Merger (Incorporated by reference to exhibit 3.9 to ProLogis' registration statement No. 333-69001)

  3.11 Articles of Amendment of Amended and Restated Declaration of Trust of ProLogis Trust (Incorporated by reference to exhibit 3.1
          ProLogis' Form 10-Q for the quarter ended June 30, 1998)

  3.12    Articles of Supplementary Rights of Series A Junior Participating
          Preferred Shares of ProLogis Trust (Incorporated by reference to
          Exhibit 3.2 to ProLogis' Form 10-Q for the quarter ended June 30,
          1998)

  3.13    Certificate of Amendment of Amended and Restated Declaration of
          Trust of ProLogis Trust (Incorporated by reference to Exhibit 3.2 to
          ProLogis' Form 10-Q for the quarter ended June 30, 1998)

  3.14 Bylaws of ProLogis (Incorporated by reference to exhibit 4.3 to ProLogis' registration statement No. 33-83208)

  4.1 Rights Agreement, dated as of December 31, 1993, between ProLogis and State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-78080)

  4.2 First Amendment to Rights Amendment, dated as of February 15, 1995, between SCI, State Street Bank and Trust Company and The First
          National Bank of Boston, as successor Rights Agent (Incorporated by reference to exhibit 3.1 to SCI's Form 10-Q for the quarter ended
          September 30, 1995)

  4.3 Second Amendment to Rights Agreement, dated as of June 22, 1995, between ProLogis State Street Bank and Trust Company and The First
          National Bank of Boston (Incorporated by reference to Exhibit 3.1 to
          ProLogis' Form 10-Q for the quarter ended September 30, 1995)

 Exhibit Description
 ------- -----------
   4.4    Form of share certificate for Common Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis'
          registration statement No. 33-73382)

   4.5    Form of share certificate for Series A Cumulative Redeemable
          Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.7 to ProLogis' Form 8-A registration statement relating to such shares)

   4.6    8.72% Note due March 1, 2009 (Incorporated by reference to exhibit
          4.7 to ProLogis' Form 10-K for the year ended December 31, 1994)

   4.7    Form of share certificate for Series B Cumulative Convertible
          Redeemable Preferred Shares of Beneficial Interest of ProLogis
          (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)

   4.8    Form of share certificate for Series C Cumulative Redeemable
          Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31, 1996)

   4.9    9.34% Note due March 1, 2015 (Incorporated by reference to exhibit
          4.8 to ProLogis' Form 10-K for the year ended December 31, 1994)

   4.10   7.875% Note due May 15, 2009 (Incorporated by reference to exhibit
          4.4 to ProLogis' Form 8-K dated May 9, 1995)

   4.11   7.30% Note due May 15, 2001 (Incorporated by reference to exhibit
          4.3 to ProLogis' Form 8-K dated May 9, 1995)

   4.12   7.25% Note due May 15, 2000 (Incorporated by reference to exhibit
          4.2 to ProLogis' Form 8-K dated May 9, 1995)

   4.13   7.125% Note due May 15, 1998 (Incorporated by reference to exhibit
          4.1 to ProLogis' Form 8-K dated May 9, 1995)

   4.14   7.25% Note due May 15, 2002 (Incorporated by reference to exhibit
          4.1 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

   4.15   7.95% Note due May 15, 2008 (Incorporated by reference to exhibit
          4.2 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

   4.16   8.65% Note due May 15, 2016 (Incorporated by reference to exhibit
          4.3 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

   4.17   7.81% Medium-Term Notes, Series A, due February 1, 2015
          (Incorporated by reference to exhibit 4.17 to ProLogis' Form 10-K for the year ended December 31, 1996)

   4.18   Indenture, dated as of March 1, 1995, between ProLogis and State
          Street Bank and Trust Company, as Trustee (Incorporated by reference to exhibit 4.9 to ProLogis' Form 10-K for the year ended
          December 31, 1994)

   4.19   Collateral Trust Indenture, dated as of July 22, 1993, between
          Krauss/Schwartz Properties, Ltd. and NationsBank of Virginia, N.A., as Trustee (Incorporated by reference to exhibit 4.10 to ProLogis'
          Form 10-K for the year ended December 31, 1994)

   4.20   First Supplemental Collateral Trust Indenture, dated as of October
          28, 1994, among ProLogis Limited Partnership-IV, Krauss/Schwartz
          Properties, Ltd., and NationsBank of Virginia, N.A., as Trustee
          (Incorporated by reference to exhibit 10.6 to ProLogis' Form 10-Q for the quarter ended September 30, 1994)

   5.1 Opinion of Mayer, Brown & Platt as to the validity of the shares being offered

   8.1    Opinion of Mayer, Brown & Platt as to certain tax matters

  23.1    Consent of Arthur Andersen LLP, Chicago, Illinois


 Exhibit Description
 ------- -----------
 23.2     Consent of KPMG LLP, Stockholm

 23.3     Consent of Mayer, Brown & Platt (included in Exhibits 5.1 and 8.1)

 24.1     Power of Attorney (included at page II-4)

 99.1     Form of Initial Purchase form

 99.2     Form of Broker & Nominee form

 99.3     Form of Request for Waiver form

 99.4     Form of Notice of Waiver Acceptance

 99.5     Form of Authorization form

 99.6     Form of Letter to ProLogis Shareholders